EXHIBIT 23.6

                           Goldman, Sachs & Co.
                              85 Broad Street
                         New York, New York 10004
                               (212) 902-1000



Personal and Confidential

April 4, 1997


The Board of Directors
Ventritex, Inc.
701 East Evelyn Avenue
Sunnyvale, CA  94086

         Re: Proxy Statement of Ventritex, Inc.

Gentlemen:

         Attached is our opinion letter dated March 28, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Ventritex, Inc. (the "Company") of the exchange ratio of 0.5 shares of Common Stock of St. Jude Medical, Inc. ("St. Jude"), par value $0.10 per share to be received by such holders for each Share pursuant to the merger contemplated by the Agreement and Plan of Merger dated as of October 23, 1996, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated March 28, 1997, among St. Jude, Pacesetter, Inc., a wholly owned subsidiary of St. Jude, and the Company.

         The foregoing opinion letter is provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement.

         In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary-The Merger", "The Merger-Background of the Merger", "The Merger-Reasons for the Merger," and "The Merger-Opinion of Ventritex's Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. We do not consent to the furnishing of this letter to the Securities and Exchange Commission.

                                Very truly yours,

                                /s/ GOLDMAN, SACHS & CO.